Alliance One International, Inc.
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EXHIBIT 99.1

Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300

               (919) 379-4300

November 8, 2007

Alliance One International, Inc. Reports Second Quarter Financial Results

Morrisville, NC – November 8, 2007 – Alliance One International, Inc. (NYSE: AOI) today announced results for the quarter and six months ended September 30, 2007.

Second Quarter Results

For the second quarter ended September 30, 2007, the Company reported net income of $18.1 million, or $0.21 per basic share, compared to net income of $8.3 million, or $0.10 per basic share, in the year ago quarter.  For the six months ended September 30, 2007, the Company had net income of $24.1 million, or $0.27 per basic share, compared to net income of $12.9 million or $0.15 per basic share for the year ago period.

Robert E. Harrison, Chief Executive Officer, said “Operating income for the quarter and six months was comparable to the prior year’s same periods. However, the current business environment remains challenging due to the short African burley crops and the continued weakening of the US dollar against many of the foreign currencies where we have a local currency denominated cost structure. These factors negatively impacted our underlying results. The impact of short crops in periods of high demand translated into higher average green prices, higher through put costs and less volume to sell. In areas not supply constrained, including Brazil, the continued weakening of the US dollar has created a challenging pricing environment.  Despite these challenges, we did make further significant progress in our strategies to reduce long term debt, manage our cost structure and execute on the innovation focus of our core business.

“Since year end at March 31, 2007, long term debt has been permanently reduced by $152.1 million, lowering our cash interest expense as we move forward.  Additionally, we continue to focus on our core business as demonstrated by the post quarter end sale of the CdF operations in early October – realizing an additional $16.2 million dollars of cash available for further debt reductions.

“Finally, consistent with our mission to provide our customers with innovative solutions, I am pleased to announce that we have recently filed for intellectual property protection on four new reduced alkaloid burley varieties developed at our R&D facility in Brazil. Applications were filed with the US Department of Agriculture seeking Plant Variety Protection, and patents are now pending with the US Patent and Trademark Office.  The new burley varieties, which are the product of a research program spanning more than eight years, were developed using conventional plant breeding methods and exhibit lower alkaloid levels when compared with other standard burley varieties. In addition, the new varieties retain the desirable leaf quality, grower yields and smoking characteristics typical of existing Brazilian burley tobaccos.

Alliance One International, Inc.

“Tobacco varieties with lower alkaloid levels mean lower overall nicotine levels and intrinsically may produce leaf containing reduced tobacco specific nitrosamines. We believe this is a positive development and may compliment the industry’s ongoing research to develop reduced harm products. Limited commercial production is expected to commence in early 2009.

Mr. Harrison concluded, “In summary, it was a challenging quarter in which we kept our focus squarely on our strategic priorities.  Our long term debt continues to decline and we’re focused on providing innovative products for the future.”

Performance Summary for the Quarter

Sales and other operating revenues.  The decrease of 1.2% from $593.6 million in 2006 to $586.6 million in 2007 is primarily the result of a 3.2% or 5.6 million kilo decrease in quantities sold partially offset by a 2.1% or $0.07 per kilo increase in average sales prices.

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Tobacco sales from the South America operating segment decreased $3.3 million or 0.9% resulting from a decrease of $0.15 per kilo in average sales prices as a result of product mix, partially offset by an increase in volumes of 3.4 million kilos.

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Tobacco sales from the Other Regions operating segment decreased $3.3 million or 1.4% primarily as a result of a decrease in volumes of 9.0 million kilos partially offset by an increase of $0.33 per kilo in average sales prices.  This dynamic is primarily a result of opportunistic sales and accelerated shipments in the prior year in the United States, the exit from the European markets in Greece and Spain and a shortage of shipping vessels in Tanzania in the current year.

Gross profit as a percentage of sales.  Gross profit decreased $20.0 million or 19.3% from $103.8 million in 2006 to $83.8 million in 2007, and gross profit as a percentage of sales decreased from 17.5% in 2006 to 14.3% in 2007.

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Gross profit in the South America operating segment decreased $14.5 million primarily as a result of decreased sales prices coupled with higher costs related to higher processing costs as a result of a smaller 2007 crop, as well as the impact of the strengthening Brazilian Real which substantially increased both the 2006 and 2007 crop green and tobacco processing costs.

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In the Other Regions operating segment, the decrease in gross profit of $5.5 million is primarily attributable to the Africa origins of Malawi and Tanzania.  The 2007 Malawi crop size was reduced as a result of weather conditions and, when coupled with decreased share due to increased competition within the Malawi market, both have dramatically increased the purchase price of the 2007 burley crop. As a result of these factors, the average auction prices for the 2007 crop tobacco in Malawi have almost doubled in comparison with the prior year while the per kilo processing and overhead costs allocated to the 2007 crop increased.  Negotiated sales price increases are insufficient to cover these cost escalations.  These factors will have a material negative impact on Other Region gross profit as the 2007 Malawi burley crop is sold in future quarters.

Selling, administrative and general expenses decreased $4.5 million or 11.0% from $41.0 million in 2006 to $36.5 million in 2007.  The decrease is primarily due to decreased incentive compensation costs and professional fees partially offset by increased travel expenses.

Alliance One International, Inc.

Other income of $2.2 million in 2007 and $2.9 million in 2006 relates primarily to fixed asset sales.

Restructuring and asset impairment charges were $2.4 million in 2007 and $20.9 million in 2006 as a result of both employee severance and asset impairment changes.

Debt retirement expense of $1.3 million in 2007 relates to accelerated amortization of debt issuance costs as a result of debt prepayment during the quarter.

Interest expense decreased $4.4 million from $29.6 million in 2006 to $25.2 million in 2007 primarily due to lower average borrowings during the quarter.

Interest income decreased from $2.8 million in 2006 to $2.1 million in 2007 primarily due to a lower weighted average return on cash.

Effective tax rates were an expense of 23.6% in 2007 and 51.4% in 2006. We forecast the tax rate for the year ended March 31, 2008 will be 29.9% after absorption of discrete items.

Income (loss) from discontinued operations.  Discontinued operations resulted in income of $0.4 million in 2007 compared to a loss of $0.8 million in 2006 as a result of our exit from the discontinued operations in Italy, Mozambique and wool operations.

Liquidity and Capital Resources

As of September 30, 2007 available credit lines and cash were $686.2 million including $10.0 million exclusively available to letters of credit, $129.2 million of cash, the $250.0 million unfunded revolver and $297.0 million in foreign lines. Total debt net of $129.2 million in cash decreased to $797.6 million from $988.2 million for the prior year quarter end and $903.1 million for the quarter ended June 30, 2007 driven by the pay off of the remaining $60.0 million under the $145.0 million term loan B as a result of cash flow from operations and other available cash. Additionally, from time to time in the future, we may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under our various global bank facilities or outstanding public notes, as they may permit.

2008 Fiscal Year 2nd Quarter Financial Results Investor Call

The Company will hold a conference call with investors to report financial results for its fiscal quarter ended September 30, 2007, on Thursday, November 8, 2007 at 5 P.M. EST.

Investors who wish to participate in the November 8th conference call may dial one of the following telephone numbers and request that the operator connect you to the Alliance One International, Inc. Fiscal Year 2008 – Second Quarter Financial Results Conference Call. Conference call-in numbers are:

Within the United States

(877) 718-5108

Outside the United States

(719) 325-4754

Alliance One International, Inc.

Investors seeking listen-only participation in the call may also access a live broadcast of the conference call on the Alliance One website. Please visit www.aointl.com fifteen minutes in advance to register.

For investors who are unable to participate in or listen to the live event, a replay will be available by telephone from 7:00 P.M. EST Thursday, November 8 through 11:59 P.M. EST Monday, November 12. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 1994660.  Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited.  Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Non-GAAP Results

In discussing the Company's operating performance, management consistently makes certain adjustments in reviewing comparative financial information in order to provide what they feel is a meaningful view of the Company's results from core operations, such as excluding results from discontinued operations, gains and charges resulting from unusual transactions or events that may not be considered reflective of its underlying operations and that are not expected to recur, as well as market valuation adjustments on derivatives.  Included herein is a table that reconciles underlying net income with its most directly comparable GAAP measure, net income.

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Alliance One International, Inc.

Condensed Statement of Consolidated Operations	Three Months		Six Months
	September 30		September 30
(Unaudited - 000's Except Per Share Data)	2007	2006	2007	2006

Sales and other operating revenues	$586,612	$593,630	$1,048,320	$1,087,115
Cost of goods and services sold	502,789	489,793	892,675	905,774
Gross Profit	83,823	103,837	155,645	181,341
Selling, administrative and general expenses	36,514	40,985	76,003	80,232
Other income	2,231	2,878	4,167	3,521
Restructuring and asset impairment charges	2,359	20,856	2,783	22,554

Operating income	47,181	44,874	81,026	82,076

Debt retirement expense	1,257	-	3,187	-
Interest expense	25,155	29,585	50,048	55,144
Interest income	2,101	2,832	4,273	2,847
Derivative financial instruments recovery	-	-	-	290
Income tax expense	5,393	9,317	8,697	12,844
Equity in net income of investee companies	294	156	294	228
Minority interests (income)	47	(173)	6	(347)
Income from continuing operations	17,724	9,133	23,655	17,800
Income (loss) from discontinued operations, net of tax	356	(833)	404	(4,627)
Cumulative effect of accounting changes, net of taxes	-	-	-	(252)
Net Income	$ 18,080	$ 8,300	$ 24,059	$ 12,921

Basic Earnings Per Share:
Income from continuing operations	$0.20	$0.11	$0.27	$0.20
Income (loss) from discontinued operations	0.01	(0.01)	-	(0.05)
Net income	$0.21	$0.10	$0.27	$0.15

Diluted Earnings Per Share:
Income from continuing operations	$0.20	$0.10	$0.26	$0.20
Income (loss) from discontinued operations	-	(0.01)	0.01	(0.05)
Net income	$0.20	$0.09	$0.27	$0.15

Average number of shares outstanding:
Basic	88,103	86,284	87,988	86,208
Diluted	89,654	87,390	89,744	87,361

Alliance One International, Inc.

Reconciliation to Non-GAAP Underlying Net Income	Three Months		Six Months
	September 30		September 30
(Unaudited – 000’s Except Per Share Data)	2007	2006	2007	2006

GAAP Net Income	$18,080	$8,300	$24,059	$12,921

Discontinued operations	(356)	833	(404)	4,627
Cumulative effect of accounting changes	-	-	-	252

GAAP Net Income from Continuing Operations	17,724	9,133	23,655	17,800

Reconciling items, net of tax effect:
Market valuation adjustments for derivatives	-	-	-	(189)
Restructuring and asset impairment charges	2,063	20,209	2,444	21,710
Debt retirement expenses	817	-	2,072	-
Gross profit reduction from inventory fair value purchase adjustment	-	273	-	1,142
Iraqi Receivable Collection	-	(1,615)	-	(1,615)
Non-GAAP Underlying Net Income	$20,604	$28,000	$28,171	$38,848

Non-GAAP Underlying Net Income per Basic Share	$0.23	$0.32	$0.32	$0.45
GAAP Net Income per Basic Share	$0.21	$0.10	$0.27	$0.15